To:      Footstar Associates

From:     Neele E. Stearns, Jr., Interim Chairman and CEO

We want you to be aware of news related to our Company and to give you a sense of what it means. Today, the New York Stock Exchange (NYSE) announced its decision to suspend the trading of Footstar’s common stock, with a view towards delisting our shares.

The NYSE has annual reporting requirements for its listed companies. As you know, due to the pending restatement of our financial results for fiscal years 1997 through the first half of 2002, we are not in compliance with the NYSE rules. Accordingly, the NYSE determined it was appropriate to take this action at this time.

Please understand that everyone involved in the restatement process, including our external auditors, is working with extreme diligence to complete the restatement and to bring our financial reporting up-to-date. We will keep you apprised of our progress as we are able to do so.

On behalf of the entire Board and management team, we greatly appreciate your continued efforts and commitment during this difficult period.

To give you further information regarding this action by the NYSE, attached you will find a list of Questions and Answers. We hope that you find this information helpful.

1.	Why is the NYSE suspending trading in our stock? What happens next?

One of the NYSE’s requirements is for its listed companies to publish at least once a year and distribute to its shareholders, an annual report containing financial statements of the Company. Given the pending restatement of Footstar’s financial results for fiscal years 1997 through the first half of 2002, our Company is not in compliance with the NYSE rules. As such, the NYSE determined it was appropriate to suspend trading in Footstar stock at this time and commence delisting proceedings. This means that Footstar’s stock has stopped trading on the NYSE.

2.	What does it mean to be delisted? Will it impact our business?

A delisting does not directly impact a Company’s current operations or financial performance. In Footstar’s case, the NYSE’s move to delist our shares is the result of our not having filed a current annual report. We are continuing to work with our auditors to complete our restatement for fiscal years 1997 through the first half of 2002 and to bring our financial reporting up-to-date as soon as possible.

3.	Does the delisting mean that Footstar stock will no longer trade?

Footstar’s stock has stopped trading on the NYSE. While “market makers” may step in to facilitate trades between interested buyers and sellers, no assurance can be given that this will happen. A “market maker” is a brokerage or bank that maintains a firm bid and ask price in a given security by standing ready, willing, and able to buy or sell at publicly quoted prices (called making a market).

4.	What happens to the stock I own in the Company?

The stock you own will no longer trade on the NYSE, but as mentioned in question #3 above, investors may be able to trade their stock through a market maker who matches potential buyers and sellers. We recommend that you contact your individual financial advisor or broker for more information or Compu Share with respect to any shares you may hold in your Associate Stock Purchase Plan (“ASPP”) account.

5.	What happens to our stock options and other equity-based incentive programs at Footstar? How will these programs be changed?

Our Stock Option plan remains intact and options will continue to vest on a normal schedule. For associates who hold shares in the Switch to Equity Plan (“STEP”) program, those shares will also continue to vest on a normal schedule. Based on the NYSE’s action, we have decided to suspend any purchases of stock in the ASPP program.

6.	Was the delisting based on any specific new information uncovered in the restatement process?

No. The NYSE’s move to delist our shares reflects the fact that the NYSE requires its listed companies to issue an annual report, and we have not done so. As such, the NYSE determined it was appropriate to suspend trading in Footstar stock at this time.

7.	When will the restatement be done? When will we be back up-to-date in our financial reporting?

We are all eager to get the work related to the restatement completed, to get up-to-date in our financial reporting and to get this matter and difficult period behind us as soon as practicable.

We will of course keep you – as well as all of our stakeholders — apprised of key developments in our progress as we are able to do so.

8.	Can Footstar regain its NYSE listing? Will we try?

While the NYSE has in place an appeal process that the Company can pursue, the Company’s focus at this time is completing the restatement process and bringing our financial reporting up-to-date. As mentioned above, we will keep you and our other stakeholders apprised of key developments as they occur.

December 29, 2003

Dear [Vendor]:

Given the importance of our relationship, we are committed to ensuring you are aware of news related to our Company. In this regard, we wanted to inform you that the New York Stock Exchange has suspended the trading of Footstar’s common stock, with a view towards delisting our shares.

The NYSE has annual financial reporting requirements for its listed companies, which require companies to publish at least once a year and distribute to its shareholders an annual report containing financial statements. Accordingly, given the pending restatement of Footstar’s financial results, the NYSE determined it was appropriate to take this action at this time.

Please know that we are working diligently to complete the restatement of our financial results for fiscal years 1997 through the first half of 2002 and to bring our financial reporting up-to-date. We will of course keep you apprised of our progress.

We greatly appreciate your continued support during this period and look forward to working with you in the New Year.

[If you have any questions, please do not hesitate to contact me at xxx-xxx-xxxx.]

Sincerely,

[Shawn Neville]